PROMISSORY NOTE

$100,000.00

For Value Received, Sharp Technology, Inc. (maker), Promises to pay to the order of Gilbert Gertner (payee), at 1300 Post Oak Blvd., Suite 2222 Houston, TX 77056, or such other address as may be designated by the beholder hereof, the principle sum of One Hundred Thousand Dollars ($100,000.00) together with the interest at the rate of 10% per annum. Payment shall be made in one year and is callable by the issuer at any time. Maker reserves the privilege to pay all or part of the indebtedness evidenced by this note at any time without premium or premium or penalty.

This note is collateralized by the equity in the account receivable of the maker, including but not limited to, accounts receivable from US West.

Whenever used herein, the words "maker" and "payee" shall be deemed to include their respective heirs, personal representatives, successors and assigns.

The maker hereof and all parties who at the time may be liable hereon in any capacity, jointly and severally, waive presentment for payment, protest and notice of dishonor of this note.

This note is executed and delivered and payable in the State of Texas and construed in accordance with the Laws of the State of Texas.

Sharp  Technology,  Inc.

/s/  George  Sharp        Title  CEO
----------------------           ---
Date: February 2, 2000

In addition to the collateral stated above, this note is personally guaranteed by George Sharp.

/s/  George  Sharp
-------------------------                   Date: February  2,  2000
George Sharp, Personally


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